Exhibit 99.1
Western Refining, Inc. Announces Appointment of New Board Member
EL PASO, TEXAS, February 21, 2007 —Western Refining, Inc. (NYSE: WNR) (the “Company”) today announced the appointment of William D. Sanders to the Company’s Board of Directors. Mr. Sanders will serve as an independent member of the Board. Mr. Sanders will stand for re-election by a vote of stockholders at the Company’s 2007 annual meeting of stockholders.
Mr. Sanders is a founder and currently the Co-chairman of Verde Realty. Verde is a diversified real estate investment trust focused on the U.S.-Mexico border region. Additionally he is a trustee of Borderplex Community Trust. Borderplex is a civically-formed real estate investment trust organized to acquire, develop and manage real estate, initially in the downtown El Paso, Texas area. Before founding Verde, Mr. Sanders was the founder, Chairman and Chief Executive Officer of Security Capital Group Incorporated, which was sold to GE Capital Corporation in 2002. Founded in 1991, Security Capital had controlling interests in eighteen public and private fully integrated real estate operating companies, eight of which were NYSE listed companies. Prior to establishing Security Capital, Mr. Sanders founded LaSalle Partners Limited (now the international real estate firm, Jones Lang LaSalle) in 1968 and served as its chairman until his retirement in 1989. He previously served as a director of CarrAmerica, Continental Bank Corporation, King Ranch, Inc., Lone Star Technologies, R.R. Donnelley, Security Capital European Realty, Security Capital US Realty, and Storage USA. He is a past Chairman of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Sanders also served on the Board of Trustees of the University of Chicago, and he is currently a member of the Cornell University Board of Trustees.
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company’s business and operations involve numerous risks and uncertainties, many of which are beyond the Company’s control, which could result in the Company’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in the Company’s filings with the Securities and Exchange Commission.
Contact:
Western Refining, Inc.
Scott Weaver
915-775-3300